Schedule A

Fund Name

 Energy & Basic Materials Portfolio

 Financial Services Portfolio

 Health & Biotechnology Portfolio

 International Equity Portfolio

 Investment Quality Bond Portfolio

 Large Capitalization Growth Portfolio

 Large Capitalization Value Portfolio

 Mid Capitalization Portfolio

 Municipal Bond Portfolio

 Small Capitalization Portfolio

 Technology & Communications Portfolio

 U.S. Government Money Market Portfolio

 James Alpha Global Enhanced Real Return Portfolio

 James Alpha Global Real Estate Investments Portfolio

 James Alpha Multi Strategy Alternative Income Portfolio

 James Alpha Yorkville MLP Portfolio

Effective Date 5/1/2014 5/1/2014 5/1/2014 5/1/2014 5/1/2014 5/1/2014 5/1/2014 5/1/2014 5/1/2014 5/1/2014 5/1/2014 5/1/2014 5/1/2014 5/1/2014 ** **

**Date Registration for the Portfolio becomes effective

1 | P a g e